Exhibit 99.1

Cogo Group, Inc. Reports Highest Annual Revenue Ever for 2008

•	2008 full year revenue of $287.2 million grew 25.7% from 2007, with Q4 revenue up 16.1% year-over-year
•	Management reiterates Q1 2009 guidance of $60-65 million in revenue and Non-GAAP EPS Diluted estimated at $0.12-13.
•	The Company continues to target gross margins of 15% and operating margins of 10%

SHENZHEN, China, March 16, 2009—Cogo Group, Inc. (NASDAQ: COGO), a leading provider of customized design solutions for the technology manufacturing sector in China, today announced unaudited financial results for its fourth quarter and full year ended December 31, 2008. The Company reported record quarterly revenue of $82.3 million, up 16.1% year-over-year - compared to $70.9 million reported in the fourth quarter of 2007.

Net income for the fourth quarter of 2008 was $0.8 million, down 87.5% from $6.1 million in the same period last year, with Non-GAAP net income down 24.1% over the same period last year.  Earnings per share (“EPS”) Diluted on a U.S. GAAP basis was $0.02, and Non-GAAP EPS Diluted (excluding share-based compensation expense and acquisition related costs including amortization and impairment of intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill) was $0.18, down from $0.22 reported for the fourth quarter of 2007.

For the full year 2008, the Company reported revenues of $287.2 million, a 25.7% increase compared to $228.5 million reported for 2007.  2008 net income was $14.1 million, down 32.7% from $20.9 million in 2007 and EPS Diluted on a U.S. GAAP basis was $0.36 down from $0.55 reported for the prior year.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q4 2008(1) (unaudited)	Q4 2007(1) (unaudited)	Percent Change
Net Revenue	$82,336	$70,902	16.1%
Cost of Sales	$70,611	$57,069	23.7%
Gross Profit	$11,725	$13,833	-15.2%
Operating Expenses	$11,941	$8,303	43.8%
Net Income(2)	$759	$6,059	-87.5%
EPS Diluted	$0.02	$0.15	-86.7%
Non-GAAP EPS Diluted(2)	$0.18	$0.22	-18.2%

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 6.8225 as of December 31, 2008 and US $1 to RMB 7.2946 as of December 31, 2007.
(2)
 Included in the Q4 2008 net income was an amount of $1.5 million in respect of share-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and $4.3 million acquisition related costs including amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill. Non-GAAP net income, excluding the effects of share-based compensation expense and acquisition related costs, was $6.6 million.

Financial Results

Revenue for the fourth quarter was $82.3 million, an increase of 16.1% compared to $70.9 million reported for the same period in 2007. The revenue breakdown was as follows: $26.3 million, or 32.0% of total sales for mobile handsets, representing a 6.7% decrease year-over-year; $23.8 million, or 28.9% of total sales for telecommunications equipment, representing a 10.2% increase year-over-year, $24.4 million, or 29.6% of total sales for digital media products, representing a significant increase of 35.3% year-over-year. The Company’s service business contributed $0.8 million in revenues for the fourth quarter and accounted for 1% of total sales. During the quarter, Cogo generated revenue of $7.0 million from component sales relating to the Industrial Application Business, which management believes is among the fastest growing market in China. The Company currently targets opportunities in the electrical grid and railway sectors, and over time expects to expand into other verticals with the Industrial sector, such as cleantech, automotive, medical and security.

Cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $70.6 million compared to $57.1 million, representing an increase of 23.6% year-over-year. Gross profit for the fourth quarter was $11.7 million, down 15.2% compared to $13.8 million during the fourth quarter of last year. Gross margin for the fourth quarter was 14.2% compared to 19.5% reported during the fourth quarter of 2007 due to the unfavorable product mix reflecting growing demand in the lower gross margin low-end segment of the handset market.

Operating expenses, including selling, general and administrative expenses, research and development (R&D) expenses and impairment loss of goodwill and intangible assets totaled $11.9 million, up 48.0%, compared to $8.3 million reported for the fourth quarter of last year. The increase was attributable to acquisition related costs including amortization and impairment of purchased intangible assets and impairment of goodwill resulted by slowing economic environment and an increase in R&D personnel related costs and additional expenditure for new market development.

Net income for the fourth quarter was $0.8 million or EPS Diluted of $0.02 on a U.S. GAAP basis, compared to net income of $6.1 million, or EPS Diluted of $0.15 in the fourth quarter of 2007. Included in the fourth quarter 2008 net income was an amount of $1.5 million for share-based compensation expense and $4.3 million for acquisition related costs including amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill. Excluding the stock-based compensation expense and acquisition related costs including amortization and impairment of purchased intangible assets, recognized deferred taxation and impairment of goodwill, the Company would have reported net income of $6.6 million or $0.18 Non-GAAP EPS Diluted for the fourth quarter. The weighted average number of shares used in the calculation of diluted EPS was 36.7 million compared to 40.3 million in the fourth quarter of 2007.

For the full year 2008, the Company reported revenue of $287.2 million, or 25.7% higher than the year ended 2007. Cost of sales was $240.8 million, an increase of 30.7% compared to the $184.2 million reported last year. Gross profit was $46.4 million, an increase of 4.9% from $44.3 million in 2007. Gross margin was 16.2% of sales, compared to 19.4% for last year.

Operating expenses, including selling, general and administrative expenses, research and development expenses and impairment loss of goodwill and intangible assets, totaled $35.8 million, as compared to $24.2 million for last year.  Income from operations was $10.6 million, a decrease of 47.0% from $20.1 million reported the prior year.

The Company had an effective tax rate of 2.2% as compared to 8.4% last year. Included in the income tax expense for the year ended December 31, 2008 was a deferred income tax benefit of RMB10.8 million as a result of the amortization of intangible assets and impairment of goodwill and intangible assets of RMB28.7 million and RMB33.8 million, respectively. There was $0.2 million minority interests’ income during the year, compared to $0.4 million for 2007. Net income for 2008 decreased by 32.7% to $14.1 million, or $0.36 per fully diluted share compared to $20.9 million or $0.55 per fully diluted share for the same period last year.

Balance Sheet

The Company completed fiscal year end 2008 with cash of $100.6 million, down from $126.1 million at the end of 2007, attributable to the Company’s stock repurchase program, acquisition payments and increase in pledged bank deposits from $7.1 million as of December 31, 2007 to $17.0 million as of December 31, 2008. The increased pledged bank deposit was attributable to the $26.0 million increase in bank credit facilities from $20.0 million in 2007 to $46.0 million in 2008. Inventory decreased from $17.8 million at the end of 2007 to $14.1 million as of December 31, 2008. The decrease in inventory was attributable to better inventory control. Accounts receivable increased from $57.3 million at the end of 2007 to $73.0 million as of December 31, 2008, and accounts payable decreased from $23.9 million to $15.8 million. Accounts receivable increased due to the increase in sales, but accounts payable decreased due to some payments made near the end of 2008. Intangible assets decreased from $20.4 million at the end of 2007 to $17.7 million as of December 31, 2008, and goodwill increased from $13.6 million at the end of 2007 to $17.1 million as of December 31, 2008. The Company had no bank borrowings at the end of 2008 as compared to $1.2 million of bank borrowings reported as of December 31, 2007.  Shareholders’ equity was $205.8 million as of December 31, 2008, an increase of 3.3% from $199.3 million as of December 31, 2007.

Business Outlook

As announced on February 12, 2009, management’s guidance for the first quarter of 2009 is $60-65 million in revenue and Non-GAAP EPS Diluted estimated at $0.12-13. The Company continues to target gross margins of 15% and operating margins of 10%.

Mr. Kang remarked, “During Cogo’s 13 years of operation, we have weathered numerous challenges including downturns in our industry, interruptions in supply, cell phone inventory problems, and tough financial markets during slowdowns in the global telecom industry and the Asian financial crisis.  Our broad and diversified customer base and multi-industry coverage have enabled us to avoid the cyclical impact of a single industry. As highlighted on our conference call on February 12, 2009, the outlook for 2009 appears to be challenging and although the financial crisis and slowdown in demand will likely impact Cogo’s end-markets, we see great opportunities. We remain encouraged by a softened monetary policy in China and the government’s administrative measures to stimulate the economy. Cogo plans to continue its growth by further penetrating into its existing mobile handsets and digital media end-markets, participating in the build-out of 3G networks in China, developing various industrial verticals and aggressively expanding into new end-markets through acquisitions.”

Mr. Kang continued, “In addition to our existing supplier partnerships, the Company has agreements with other suppliers including Microsoft and Maxim.  We will continue to increase the number of supplier partnerships to enrich our solution portfolios. Cogo expects that the combination of share gains, the ramp up of both China 3G and domestic China spending on its infrastructure will drive organic growth in all four product offerings for Cogo in 2009 as compared to 2008. In the event of a prolonged economic downturn, Cogo aims to take advantage of weakened competition and leverage its unique business model and large net cash position to support sustainable growth in 2009.”

Currency Exchange Rates Impacts on Annual Results

The audited annual revenue for the full year 2008 was $287.2 million. Total revenue normalized by adding the results of the four quarters together would have been $285.5 million*. Normalized Non-GAAP EPS Diluted based on the addition of the results of the four quarters would have been $0.72. Because the Chinese Yuan has appreciated significantly against the US dollar during 2008, the full year audited revenue was $1.7 million higher than the normalized revenue.

* The US dollar amounts are calculated based on the conversion rates of USD 1 to RMB 7.0120 as of March 31, 2008 for the first quarter, USD 1 to RMB 6.8591 as of June 30, 2008 for the second quarter, USD 1 to RMB 6.7899 as of September 30, 2008 for the third quarter and US $1 to RMB 6.8225 as of December 31, 2008 for the fourth quarter and the consolidated 2008 full year.

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo Group focuses on the mobile handset, telecommunications equipment and digital media end-markets for its customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 1,200 manufacturers across the mobile handset, telecommunications equipment, industrial and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@cogo.com.cn
H.K.:  +852 2730 1518
U.S.:   +1 (646) 291 8998
Fax:     +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, mobile handset and telecommunications businesses, such as business with Microsoft and Maxim, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill and 2) Non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization and impairment of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these Non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization and impairment of purchased intangible assets, in-process research and development, recognized deferred taxation and impairment of goodwill that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
(in thousands, except share data)

	December 31,
	2008	2008	2007
	$'000	RMB'000	RMB'000
ASSETS
Current assets:
Cash	100,605	686,379	919,650
Pledged bank deposits	17,000	115,983	51,603
Accounts receivable, net	72,993	497,992	418,329
Bills receivable	1,987	13,555	35,300
Inventories	14,050	95,855	129,892
Prepaid expenses and other receivables	2,962	20,211	18,306

Total current assets	209,597	1,429,975	1,573,080

Property and equipment, net	2,637	17,993	17,848
Intangible assets, net	17,677	120,602	148,659
Goodwill	17,095	116,632	99,474
Investment in an affiliated company	61	416	416
Other assets	175	1,192	1,063

TOTAL ASSETS	247,242	1,686,810	1,840,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	15,758	107,512	174,628
Bank borrowings	—	—	9,080
Amounts due to a related party	—	—	1,403
Income taxes payable	1,206	8,225	6,957
Accrued expenses and other liabilities	20,802	141,925	169,046

Total current liabilities	37,766	257,662	361,114
Deferred tax liabilities	2,886	19,693	25,558
Total liabilities	40,652	277,355	386,672
Minority interest	808	5,511	—

Stockholders’ equity:
Common stock Par value: USD0.01
Authorized: 200,000,000 shares
Issued: 39,176,072 shares Outstanding: 35,231,661 shares in 2008
38,796,167 shares in 2007	468	3,196	3,150
Additional paid in capital	168,097	1,146,840	1,085,459
Retained earnings	76,840	524,240	428,333
Accumulated other comprehensive loss	(15,777)	(107,645)	(63,074)
	229,628	1,566,631	1,453,868
Less cost of common stock in treasury, 3,944,411 shares in 2008	(23,846)	(162,687)	—
Total stockholders’ equity	205,782	1,403,944	1,453,868

Commitments and contingencies
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	247,242	1,686,810	1,840,540

COGO GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(in thousands, except share data)

	2008	2008	2007
	$'000	RMB'000	RMB'000
Net revenue
Product sales	283,158	1,931,845	1,597,818
Services revenue	4,059	27,695	68,690
	287,217	1,959,540	1,666,508
Cost of sales
Cost of goods sold	(238,050)	(1,624,101)	(1,297,225)
Cost of services	(2,736)	(18,664)	(46,368)
	(240,786)	(1,642,765)	(1,343,593)
Gross profit	46,431	316,775	322,915
Selling, general and administrative expenses	(23,415)	(159,745)	(135,631)
Research and development expenses	(7,467)	(50,947)	(40,973)
Impairment loss of goodwill and intangible assets	(4,948)	(33,759)	—
Other operating income	31	214	170

Income from operations	10,632	72,538	146,481
Gain on disposal of a subsidiary	—	—	—
Interest expense	(155)	(1,056)	(2,335)
Interest income	4,089	27,895	25,637

Earnings before income taxes and minority interest	14,566	99,377	169,783
Income tax expense	(325)	(2,215)	(14,275)

Earnings before minority interest	14,241	97,162	155,508
Minority interest	(184)	(1,255)	(3,065)

Net income	14,057	95,907	152,443

Earnings per share	$	RMB	RMB
Basic	0.37	2.49	4.12
Diluted	0.36	2.42	3.98

Weighted average number of common shares outstanding		#	#
Basic		38,488,861	36,974,100
Diluted		39,585,921	38,306,969

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES
FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended December 31
	2008	2007
	$'000	$'000
Net Income
GAAP net income	759	6,059
Share-based compensation expense	1,504	1,675
Acquisition related costs - amortization and impairment loss of purchased intangible assets, impairment loss of goodwill, in-process research and development and recognized deferred taxation	4,332	982
Non-GAAP net income	6,595	8,716

Earnings per share	$	$
GAAP net income per share- Basic	0.02	0.16
GAAP net income per share- Diluted	0.02	0.15

Non-GAAP net income per share- Basic	0.18	0.22
Non-GAAP net income per share- Diluted	0.18	0.22

Weighted average number of shares outstanding	#	#
Non-GAAP net income per share- Basic	36,173,842	38,979,312
Non-GAAP net income per share- Diluted	36,744,797	40,282,435

COGO GROUP, INC.

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES
FOR THE QUARTERS ENDED MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31, 2008
(in thousands, except share data)

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Total
	$'000	$'000	$'000	$'000	$'000
Revenue	60,189	68,218	74,794	82,336	285,537

Net Income
GAAP net income	5,281	6,466	1,377	759	13,883
Share-based compensation expense	1,617	1,297	1,506	1,504	5,924
Acquisition related costs
- amortization and impairment loss of purchased intangible assets, impairment loss of goodwill, in-process research and development and recognized deferred taxation	775	605	2,487	4,332	8,199
Non-GAAP net income	7,673	8,368	5,370	6,595	28,006

Earnings per share	$	$	$	$	$
GAAP net income per share- Basic	0.14	0.17	0.04	0.02	0.37
GAAP net income per share- Diluted	0.13	0.16	0.04	0.02	0.35
Non-GAAP net income per share- Basic	0.20	0.21	0.14	0.18	0.73
Non-GAAP net income per share- Diluted	0.19	0.21	0.14	0.18	0.72

Weighted average number of shares outstanding	#	#	#	#
- Basic	39,056,811	39,035,887	38,869,625	36,173,842
- Diluted	39,961,321	40,094,428	39,233,125	36,744,797